SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                                       of
                       the Securities Exchange Act of 1934

                        Date of Report: October 10, 1997

                        BANKUNITED FINANCIAL CORPORATION
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

    FLORIDA                      5-43936                         65-0377773
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(State or other          (Commission File Number)               (IRS Employer
jurisdiction of                                              Identification No.)
incorporation)

                255 ALHAMBRA CIRCLE, CORAL GABLES, FLORIDA 33134
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               (Address of principal executive offices) (ZIP Code)

       Registrant's telephone number, including area code: (305) 569-2000

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Item 5. OTHER EVENTS.

        On August 25, 1997 the Board of Directors of BankUnited Financial Corporation (the "Registrant") decided to redeem the 8% Noncumulative Preferred Stock, Series 1996 (the "Series 1996 Preferred Stock") at a redemption price of $15.00 per share on October 10, 1997. Holders of 927,204 shares of the Series 1996 Preferred Stock elected to exercise their right to convert Series 1996 Preferred Stock to shares of the Registrant's Series 1 Class A Common Stock ("Class A Common Stock"). As a result, 1,548,410 additional shares of Class A Common Stock were issued upon conversion, and 4,496 shares of Series 1996 Preferred Stock were redeemed on October 10, 1997.

        On October 21, 1997 the Registrant closed the sale of 3,680,000 shares of its Class A Common Stock, at a price of $12.75 per share, pursuant to a public offering. The number of shares included 480,000 shares issued pursuant to the underwriters' exercise of an over-allotment option granted by the Registrant. The underwriting syndicate was co-managed by Friedman, Billings, Ramsey & Co., Inc. and PaineWebber, Incorporated. The net proceeds of approximately $43.9 million will be used by the Registrant for general corporate purposes consistent with the Registrant's business strategy, including but not limited to, acquisitions by the Registrant or its subsidiary, BankUnited, FSB (the "Bank"), expansion of the Company's or the Bank's operations, capital contributions to the Bank to support growth and for working capital, and the possible repurchase of shares of the Registrant's preferred stock, subject to acceptable market conditions.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                    BANKUNITED FINANCIAL CORPORATION

                                    By: /s/ NANCY L. ASHTON
                                        -----------------------------
                                            Nancy L. Ashton
                                            Senior Vice President and
                                            Assistant Secretary

Dated: October 29, 1997